HomeStreet, Inc. Reports First Quarter 2014 Results
Net Income of $2.3 Million, or $0.15 per Diluted Share
SEATTLE – April 29, 2014 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced net income of $2.3 million, or $0.15 per diluted share, for the first quarter of 2014, compared to a net loss of $861 thousand, or $(0.06) per share, for the fourth quarter of 2013 and net income of $10.9 million, or $0.74 per share, for the first quarter of 2013.

•	Consolidated results:

▪
Excluding acquisition-related expenses of $823 thousand and $4.1 million, net income was $2.8 million*, or $0.19* per diluted share, and $1.8 million*, or $0.12* per share, for the first quarter of 2014 and the fourth quarter of 2013, respectively.

▪	Net interest margin of 3.51% compared to 3.34% in the fourth quarter of 2013 and 2.81% in the first quarter of 2013.

▪	Average interest-earning assets of $2.65 billion increased by $29.8 million from the fourth quarter of 2013.

▪	Deposit balances of $2.37 billion, up 7.3% from the fourth quarter of 2013. Non-interest bearing transaction deposits up 9.9% during the same period.

•	Segment results:

◦	Commercial and Consumer Banking

▪
Commercial and Consumer Banking segment net income, excluding acquisition-related expenses, was $3.9 million*, compared to net income, excluding acquisition-related expenses, of $2.9 million* for the fourth quarter of 2013 and a net loss of $2.8 million for the first quarter of 2013.

▪
Total deposits of $2.37 billion increased 7.3% from December 31, 2013. Transaction and savings deposits increased to $1.62 billion, up 5.7% from $1.54 billion at December 31, 2013. Noninterest-bearing deposits increased to $219.7 million, or 9.3% of total deposits, up from $83.2 million, or 4.3% of total deposits at March 31, 2013.

▪
Loans held for investment decreased to $1.66 billion as approximately $300 million of single family mortgage loans were transferred out of the portfolio and into loans held for sale in March of this quarter. As a consequence of the transfer, we released $1.5 million of loan loss reserves during the quarter. Notwithstanding the transfer, loan demand was strong as new loan commitments totaled $290.8 million.

▪	Classified assets and nonperforming assets ended the quarter at 1.50% and 1.12% of total assets, respectively, down from 1.65% and 1.26% of total assets at December 31, 2013.
◦Mortgage Banking

▪	Mortgage Banking segment net loss was $1.0 million, compared to net loss of $1.1 million in the fourth quarter of 2013 and net income of $13.8 million in the first quarter of 2013.

▪	Single family mortgage interest rate lock commitments were $803.3 million, up 21.3% from the fourth quarter of 2013 and down 22.4% from the first quarter of 2013.

▪	Single family mortgage closed loan volume decreased to $675.8 million, down 12.6% from the fourth quarter of 2013 and down 43.3% from the first quarter of 2013.

▪	Net gain on single family mortgage origination and sale activities was $24.3 million, up 4.3% from the fourth quarter of 2013 and down 53.3% from the first quarter of 2013.

▪	The portfolio of single family loans serviced for others increased to $12.2 billion at quarter end, up 3.4% from $11.8 billion at December 31, 2013 and up 25.7% from $9.7 billion at March 31, 2013.

▪	Single family mortgage servicing income of $7.5 million, up from $7.4 million in the fourth quarter of 2013 and up from $2.8 million in the first quarter of 2013.

▪
For the first time in the Company's history, in the quarter, HomeStreet became the number one originator by volume of purchase mortgages in the Pacific Northwest (Washington, Oregon and Idaho) and in the Puget Sound region, based on the combined results of HomeStreet originations and loans originated through an affiliated business arrangement known as WMS Series LLC.

“We again made substantial progress in the first quarter toward our goal of business diversification," said CEO Mark K. Mason. "We took the opportunity to restructure our loans held for investment portfolio and in March decided to sell approximately $300 million of single family mortgages at an attractive price.  This action enables us to meet our loan portfolio diversification goals and provides the Company additional lending liquidity to support our loan portfolio growth targets. As a consequence of the decision to sell these loans, we recorded a $1.5 million release of loan loss reserves in the quarter. We continue to experience strong deposit growth and commercial and consumer loan demand with $290.8 million in new loan commitments in the quarter. Additionally, in the first quarter we completed the system integrations of Fortune Bank and Yakima National Bank, institutions we acquired in the fourth quarter of 2013.  I am happy to report that we are experiencing strong deposit growth and lending volume from each of these teams and we have not suffered a material loss of any customers or employees.”

“In the first quarter, HomeStreet became the number one lender for purchase mortgages in the three-state Pacific Northwest region for the first time in our history.  This accomplishment is a result of our strategy to mitigate the effects of a lower mortgage volume market by growing our franchise with quality loan originators in communities that we believe will be perpetually strong housing markets. We are growing market share both in our traditional Pacific Northwest markets and now in new markets, most significantly California. Despite these accomplishments, we continued to be challenged, as does the industry as a whole, by lower than anticipated loan volume. And, while first quarter lending volume was also less than we had anticipated, loan application and interest rate lock volume has increased steadily since February as a result of traditional home buying seasonality and the ramp up of loan volume from the hiring of additional loan originators. With improving loan volume and assuming stable profit margins we anticipate a return to mortgage origination profitability in the second quarter and beyond.”

Consolidated Results of Operations
Net Interest Income
Net interest income in the first quarter of 2014 was $22.7 million, up $1.3 million, or 6.2%, from the fourth quarter of 2013 and up $7.5 million, or 49.1%, from the first quarter of 2013. In the first quarter of 2014, net interest margin, on a tax equivalent basis, was 3.51% compared to 3.34% in the fourth quarter of 2013 and 2.81% in the first quarter of 2013.
Improvement in our net interest margin from the fourth quarter of 2013 resulted primarily from a 19 basis point increase in yields on average interest-earning assets. The net interest margin increase from the first quarter of 2013 also benefited from a 19 basis point increase in yields on average interest-earning assets, but was primarily impacted by a substantial decline in the cost of interest-bearing deposits as certificates of deposit matured and re-priced.
Total average interest-earning assets in the first quarter of 2014 increased $29.8 million, or 1.14%, compared to the fourth quarter of 2013 as growth in loan balances was partially offset by a decline in the investment securities portfolio. Interest-earning assets increased $409.5 million, or 18.2% compared to the first quarter of 2013 primarily as a result of growth in portfolio loans, both from originations and from acquisitions, and in the investment securities portfolio, partially offset by a decrease in loans held for sale. Total average interest-bearing deposit balances increased from the prior periods primarily due to acquisition-related growth in transaction and savings deposits, partially offset by a decline in higher-cost retail certificates of deposit.
Noninterest Income
Noninterest income in the first quarter of 2014 was $34.7 million, down $1.4 million, or 3.8%, from $36.1 million in the fourth quarter of 2013 and down $24.2 million, or 41.1%, from $58.9 million in the first quarter of 2013. The decrease from the prior quarter was primarily due to a $1.1 million decrease in gain on sale of investment securities. The decrease in noninterest income from the first quarter of 2013 was primarily the result of lower net gain on mortgage origination and sale activities due mostly to the significant reduction in mortgage refinance volumes driven by higher mortgage interest rates. Partially offsetting the decrease in noninterest income for the first quarter of 2014 as compared to the first quarter of 2013 was a $4.9 million increase in mortgage servicing income, primarily driven by growth in the Company's mortgage servicing portfolio and improved risk management results.
Noninterest Expense
Noninterest expense for the first quarter of 2014 was $56.1 million compared to $58.9 million for the fourth quarter of 2013 and $55.8 million in the first quarter of 2013. Excluding acquisition-related expenses, noninterest expense for the first quarter of 2014 was $55.3 million*, compared to $54.8 million* for the fourth quarter of 2013. The increase of $480 thousand, or 0.9%, from the fourth quarter of 2013 was primarily due to higher occupancy expense related to the Company's growth and expansion. The decrease from the first quarter of 2013 was primarily due to a decrease in mortgage origination commissions and sales management incentives, offset by increased salary and related costs, occupancy and other expenses related to Company growth. At March 31, 2014, we had 1,491 full-time equivalent employees, a 22.4% increase from 1,218 employees at March 31, 2013. During the same period, the Company added 18 home loan centers and seven retail deposit branches to bring our total home loan centers to 46 and our total retail deposit branches to 30.

Income Taxes
The Company's income tax expense was $527 thousand for the quarter. The Company's effective income tax rate was 18.6% for the first quarter of 2014, as compared to 31.6% for the full year 2013. Our effective income tax rate in the first quarter of 2014 differed from the Federal statutory tax rate of 35% due to state income taxes on income in Oregon, Hawaii, California and Idaho, tax-exempt interest income and discrete tax expense items related to prior periods. The effective tax rate for the three months ended March 31, 2014, excluding the effect of these discrete items, was 33.0%.
Business Segments
Commercial and Consumer Banking Segment
Net income for the Commercial and Consumer Banking segment in the first quarter of 2014 was $3.3 million, compared to $244 thousand in the fourth quarter of 2013. Excluding acquisition-related expenses incurred in both periods, net income increased $972 thousand, or 33.6%, to $3.9 million*, compared to net income of $2.9 million* in the fourth quarter of 2013. Commercial and Consumer Banking segment net income, excluding acquisition-related expenses, increased $6.7 million from a net loss of $2.8 million in the first quarter of 2013.
Loans Held for Investment
Loans held for investment, net, were $1.66 billion at March 31, 2014, a decrease of $209.2 million, or 11.2%, from December 31, 2013. In March, we transferred approximately $300 million of portfolio loans to loans held for sale, and $56.1 million of these loans were sold before quarter end. New loan commitments in the quarter totaled $290.8 million and originations totaled $144.7 million in the quarter.
Asset Quality
Classified assets of $46.9 million, or 1.50% of total assets at March 31, 2014, decreased by $3.7 million, or 7.2%, from $50.6 million, or 1.65% of total assets, at December 31, 2013. Nonperforming assets were $34.9 million, or 1.12% of total assets at March 31, 2014, compared to $38.6 million, or 1.26% of total assets at December 31, 2013.
Nonaccrual loans of $22.8 million, or 1.35% of total loans at March 31, 2014, decreased from $25.7 million, or 1.36% of total loans at December 31, 2013. Other real estate owned ("OREO") balances were $12.1 million at March 31, 2014, a decrease of $822 thousand, or 6.4%, from $12.9 million at December 31, 2013. Delinquent loans of $73.0 million, or 4.32% of total loans at March 31, 2014, decreased from $84.3 million, or 4.44% of total loans at December 31, 2013. Excluding FHA-insured and Department of Veterans' Affairs (VA)-guaranteed single family mortgage loans, delinquent loans were $26.5 million, or 1.66% of total non-FHA/VA loans at March 31, 2014, compared to $29.5 million, or 1.63% of total non-FHA/VA loans at December 31, 2013. Included in nonaccrual loans at March 31, 2014 and December 31, 2013 are $6.6 million and $6.5 million, respectively, of loans that are guaranteed by the Small Business Administration ("SBA").
The allowance for credit losses was $22.3 million at March 31, 2014 compared to $24.1 million at December 31, 2013. The allowance for loan losses as a percentage of loans held for investment was 1.31% at March 31, 2014 compared to 1.26% at December 31, 2013. Excluding acquired loans, the allowance for loan losses as a percentage of total loans was 1.46% at March 31, 2014, compared to 1.40% at December 31, 2013. The Company released $1.5 million of reserves in the first quarter of 2014 compared to no provision in the fourth quarter of 2013 and a provision of $2.0 million in the first quarter of 2013. The release of $1.5 million of reserves was due to the quarter-over-quarter net decline of $177 million in unimpaired portfolio loan balances, which was the result of the decision to sell approximately $300 million of single family mortgage portfolio loans. Approximately $56 million of the $300 million in loans were sold in March.

Net charge-offs in the first quarter of 2014 totaled $272 thousand, down from net charge-offs of $805 thousand in the fourth quarter of 2013 and $1.2 million in the first quarter of 2013.
Deposits
Deposit balances were $2.37 billion at March 31, 2014 compared to $2.21 billion at December 31, 2013 and $1.93 billion at March 31, 2013. Transaction and savings deposits increased $87.2 million, or 5.7%, from December 31, 2013, while certificates of deposit increased $20.3 million, or 3.9%, from the prior quarter.
Mortgage Banking Segment
Net loss for the Mortgage Banking segment was $1.0 million in the first quarter of 2014 compared to a net loss of $1.1 million in the fourth quarter of 2013 and net income of $13.8 million in the first quarter of 2013. The $14.8 million decrease in earnings from the first quarter of 2013 was driven primarily by a significant decline in mortgage lending volume driven by interest rate increases in mid-2013 which significantly reduced the level of home mortgage refinancing.
Mortgage Origination for Sale
Single family mortgage interest rate lock commitments, net of estimated fallout, totaled $803.3 million in the first quarter of 2014, an increase of $141.3 million, or 21.3%, from $662.0 million in the fourth quarter of 2013 and down $232.5 million, or 22.4%, from $1.04 billion in the first quarter of 2013. The increase in interest rate lock commitments in the first quarter of 2014 compared to the fourth quarter of 2013 was the result of seasonality and an increase in lending personnel. The decrease from the first quarter of 2013 primarily reflected the drop in refinance volume, partially offset by increased loan volume from the expansion of our mortgage production offices and a 25.1% increase in mortgage production personnel year over year.
Single family closed loan volume designated for sale was $675.8 million in the first quarter of 2014, down $97.4 million, or 12.6%, from $773.1 million in the fourth quarter of 2013 and down $516.4 million, or 43.3%, from $1.19 billion in the first quarter of 2013. At March 31, 2014, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $650.6 million, compared to $476.0 million at December 31, 2013.
Net gain on single family mortgage loan origination and sale activities in the first quarter of 2014 was $24.3 million, an increase of $1.0 million, or 4.3%, from the fourth quarter of 2013 and a decrease of $27.7 million, or 53.3%, from the first quarter of 2013.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, the Company analyzes the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the first quarter of 2014 was 323 basis points, down from 350 basis points in the fourth quarter of 2013.
Mortgage Servicing
Single family mortgage servicing income of $7.5 million in the first quarter of 2014 increased $49 thousand, or 0.7%, from the fourth quarter of 2013 and increased $4.7 million, or 172%, from the first quarter of 2013. These increases were primarily driven by improved risk management results and increased servicing fees collected in the quarter as a result of growth in the portfolio of mortgage loans serviced for others.
Single family mortgage servicing fees collected in the first quarter of 2014 increased $116 thousand, or 1.3%, from the fourth quarter of 2013 and $2.2 million, or 31.8%, from the first quarter of 2013 resulting primarily from growth in the portfolio of single family loans serviced for others. The portfolio of single family loans serviced for others increased to $12.2 billion at March 31, 2014 compared to $11.8 billion at December 31, 2013 and $9.7 billion at March 31, 2013.

Noninterest Expense
Mortgage Banking segment noninterest expense of $37.4 million decreased $618 thousand, or 1.6% from the fourth quarter of 2013. This decrease was primarily attributable to a 14.5% decrease in Mortgage Banking segment commission and incentive expense as closed loan volumes declined 12.6% from the fourth quarter of 2013. This decrease was partially offset by expenses related to increased salary and related costs and general and administrative expenses resulting from our expansion into new markets, primarily in California.
Capital
Regulatory capital ratios for the Bank were as follows:

	Mar. 31, 2014		Dec. 31, 2013	Mar. 31, 2013	Well-capitalized ratios
Tier 1 leverage capital (to average assets)	9.94%	(1)	9.96%	11.97%	5.00%
Tier 1 risk-based capital (to risk-weighted assets)	13.99%	(1)	14.28%	19.21%	6.00%
Total risk-based capital (to risk-weighted assets)	15.04%	(1)	15.46%	20.47%	10.00%

(1)	Regulatory capital ratios at March 31, 2014 are preliminary.

As a part of our preparation for the Bank's effective date of the new Basel III-based regulatory capital standards, we are considering the sale of a portion of our portfolio of single family residential mortgage servicing rights, which could occur as early as the second quarter of 2014. As a part of such a sale, we anticipate remaining as the subservicer of such loans so that we can maintain that important contact with our customers. While the ultimate size and terms of execution of such a sale is uncertain at this juncture, we are planning an initial marketing of approximately 25% of our portfolio of single family mortgage servicing rights. There can be no assurances that such a transaction can be completed, or if completed, what the terms of such a transaction or series of transactions would be.

Suspension of Special Cash Dividend

For the past four quarters, the Company has paid a special cash dividend. As a consequence of lower earnings in recent quarters and to preserve capital for future growth, HomeStreet, Inc.'s board of directors has suspended the payment of special dividends.

* The press release contains certain non-GAAP financial disclosures for consolidated net income excluding acquisition-related expenses, diluted earnings per share, excluding acquisition-related expenses, and Commercial and Consumer Banking segment net income, excluding acquisition-related expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 28 of this earnings release.

Conference Call
HomeStreet, Inc. will conduct a quarterly earnings conference call on Tuesday, April 29, 2014 at 1:00 p.m. EDT. The Company will discuss first quarter 2014 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may join the call by dialing 1-888-317-6016 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EDT. A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10043020.

About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a Washington state-chartered, FDIC-insured savings bank. HomeStreet Bank offers Commercial and Consumer banking, investment and insurance products and services in Washington, Oregon and Hawaii. HomeStreet Bank conducts lending activities in Washington, Oregon, Hawaii, Idaho, California, Arizona, Utah, Nevada, Colorado and Alaska.  For more information, visit http://ir.homestreet.com. Information contained in or linked from our website is not incorporated into, and does not form a part of, this release.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.
We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, our ability to expand our banking operations geographically and across market sectors, grow our franchise and capitalize on market opportunities, and generate positive net income and cash flow, may be limited due to future risks and uncertainties including, but not limited to, changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may constrain our ability to do business, our ability to maintain electronic and physical security of our customer data, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts. We may not immediately realize the benefits expected from our recently completed bank and branch acquisitions and may incur unexpected costs in integrating these acquisitions into our operations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business and legislative or regulatory actions or reform (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act). Further, our ability to pay cash dividends in the future is dependent upon a variety of factors, including our net income, liquidity, capital resources, regulatory and financial condition, and our compliance with the terms of our trust preferred securities and applicable banking laws and regulations. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.
Information contained herein, other than information at December 31, 2013 and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2013, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

Source: HomeStreet, Inc.

Contact:	Investor Relations & Media:
HomeStreet, Inc.
Terri Silver, 206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Income statement data (for the period ended):
Net interest income	$22,712	$21,382	$20,412	$17,415	$15,235
Provision (reversal of provision) for loan losses	(1,500)	—	(1,500)	400	2,000
Noninterest income	34,707	36,072	38,174	57,556	58,943
Noninterest expense	56,091	58,868	58,116	56,712	55,799
Acquisition-related expenses (included in noninterest expense)	823	4,080	463	6	—
Net income (loss) before taxes	2,828	(1,414)	1,970	17,859	16,379
Income tax expense (benefit)	527	(553)	308	5,791	5,439
Net income (loss)	$2,301	$(861)	$1,662	$12,068	$10,940
Basic earnings (loss) per common share	$0.16	$(0.06)	$0.12	$0.84	$0.76
Diluted earnings (loss) per common share	$0.15	$(0.06)	$0.11	$0.82	$0.74
Common shares outstanding	14,846,519	14,799,991	14,422,354	14,406,676	14,400,206
Weighted average common shares
Basic	14,784,424	14,523,405	14,388,559	14,376,580	14,359,691
Diluted	14,947,864	14,523,405	14,790,671	14,785,481	14,804,129
Dividends per share	$0.11	$0.11	$0.11	$0.11	$—
Book value per share	$18.42	$17.97	$18.60	$18.62	$18.78
Tangible book value per share (1)	$17.47	$17.00	$18.57	$18.60	$18.75

Financial position (at period end):
Cash and cash equivalents	$47,714	$33,908	$37,906	$21,645	$18,709
Investment securities	446,639	498,816	574,894	539,480	416,561
Loans held for sale	588,465	279,941	385,110	471,191	430,857
Loans held for investment, net	1,662,623	1,871,813	1,510,169	1,416,439	1,358,982
Mortgage servicing rights	158,741	162,463	146,300	137,385	111,828
Other real estate owned	12,089	12,911	12,266	11,949	21,664
Total assets	3,124,812	3,066,054	2,854,323	2,776,124	2,508,251
Deposits	2,371,358	2,210,821	2,098,076	1,963,123	1,934,704
FHLB advances	346,590	446,590	338,690	409,490	183,590
Shareholders’ equity	273,510	265,926	268,208	268,321	270,405

Financial position (averages):
Investment securities	$477,384	$565,869	$556,862	$512,475	$422,761
Loans held for investment	1,830,330	1,732,955	1,475,011	1,397,219	1,346,100
Total interest-earning assets	2,654,078	2,624,287	2,474,397	2,321,195	2,244,563
Total interest-bearing deposits	1,880,358	1,662,180	1,488,076	1,527,732	1,543,645
FHLB advances	323,832	343,366	374,682	307,296	147,097
Repurchase agreements	—	—	—	10,913	—
Total interest-bearing liabilities	2,267,904	2,232,456	2,045,155	1,917,098	1,752,599
Shareholders’ equity	272,596	268,328	271,286	280,783	274,355

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2014		Dec. 31, 2013		Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Financial performance:
Return on average shareholders’ equity (2)	3.38%		(1.28)%		2.45%	17.19%	15.95%
Return on average tangible shareholders' equity(1)	3.56%		(1.33)%		2.45%	17.22%	15.97%
Return on average assets	0.30%		(0.12)%		0.24%	1.86%	1.75%
Net interest margin (3)	3.51%		3.34%		3.41%	3.10%	2.81%	(4)
Efficiency ratio (5)	97.69%		102.46%		99.20%	75.65%	75.22%
Asset quality:
Allowance for credit losses	$22,317		$24,089		$24,894	$27,858	$28,594
Allowance for loan losses/total loans	1.31%	(6)	1.26%	(6)	1.61%	1.92%	2.05%
Allowance for loan losses/nonaccrual loans	96.95%		93.00%		92.30%	93.11%	88.40%
Total classified assets	$46,937		$50,600		$54,355	$74,721	$90,076
Classified assets/total assets	1.50%		1.65%		1.90%	2.69%	3.59%
Total nonaccrual loans(7)	$22,823	(8)	$25,707	(8)	$26,753	$29,701	$32,133
Nonaccrual loans/total loans	1.35%		1.36%		1.74%	2.06%	2.32%
Other real estate owned	$12,089		$12,911		$12,266	$11,949	$21,664
Total nonperforming assets	$34,912	(8)	$38,618	(8)	$39,019	$41,650	$53,797
Nonperforming assets/total assets	1.12%		1.26%		1.37%	1.50%	2.14%
Net charge-offs	$272		$805		$1,464	$1,136	$1,157
Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	9.94%	(9)	9.96%		10.85%	11.89%	11.97%
Tier 1 risk-based capital (to risk-weighted assets)	13.99%	(9)	14.28%		17.19%	17.89%	19.21%
Total risk-based capital (to risk-weighted assets)	15.04%	(9)	15.46%		18.44%	19.15%	20.47%
Other data:
Full-time equivalent employees (ending)	1,491		1,502		1,426	1,309	1,218

(1)
Tangible equity ratios and tangible book value per share of common stock are non-GAAP financial measures. Other companies may define or calculate these measures differently. Tangible book value is calculated by dividing shareholders' common equity less average goodwill and intangible assets, net (excluding MSRs) by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average shareholders' common equity less average goodwill and intangible assets, net (excluding MSRs). For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders (annualized) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)
Net interest margin for the first quarter of 2013 included $1.4 million in interest expense related to the correction of the cumulative effect of an error in prior years, resulting from the under accrual of interest due on the TruPS for which the Company had deferred the payment of interest. Excluding the impact of the prior period interest expense correction, the net interest margin was 3.06% for the quarter ended March 31, 2013.

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(6)	Includes acquired loans. Excluding acquired loans, allowance for loan losses /total loans was 1.46% and 1.40% at March 31, 2014 and December 31, 2013, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due.

(8)	Includes $6.6 million and $6.5 million of nonperforming loans at March 31, 2014 and December 31, 2013, respectively, that are guaranteed by the SBA.

(9)	Regulatory capital ratios at March 31, 2014 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended March 31,		%
(in thousands, except share data)	2014	2013	Change
Interest income:
Loans	$22,683	$18,049	26%
Investment securities	2,970	2,659	12
Other	157	30	423
	25,810	20,738	24
Interest expense:
Deposits	2,360	3,489	(32)
Federal Home Loan Bank advances	413	292	41
Long-term debt	315	1,717	(82)
Other	10	5	100
	3,098	5,503	(44)
Net interest income	22,712	15,235	49
Provision (reversal of provision) for credit losses	(1,500)	2,000	NM
Net interest income after provision for credit losses	24,212	13,235	83
Noninterest income:
Net gain on mortgage loan origination and sale activities	25,510	53,955	(53)
Mortgage servicing income	7,945	3,072	159
(Loss) income from WMS Series LLC	(193)	620	NM
Loss on debt extinguishment	(586)	—	NM
Depositor and other retail banking fees	815	721	13
Insurance agency commissions	404	180	124
Gain (loss) on sale of investment securities available for sale	713	(48)	NM
Other	99	443	(78)
	34,707	58,943	(41)
Noninterest expense:
Salaries and related costs	35,471	35,062	1
General and administrative	10,122	10,930	(7)
Legal	399	611	(35)
Consulting	951	696	37
Federal Deposit Insurance Corporation assessments	620	567	9
Occupancy	4,432	2,802	58
Information services	4,515	2,996	51
Net cost of operation and sale of other real estate owned	(419)	2,135	NM
	56,091	55,799	1
Income before income taxes	2,828	16,379	(83)
Income tax expense	527	5,439	(90)
NET INCOME	$2,301	$10,940	(79)

Basic income per share	$0.16	$0.76	(79)
Diluted income per share	$0.15	$0.74	(80)
Basic weighted average number of shares outstanding	14,784,424	14,359,691	3
Diluted weighted average number of shares outstanding	14,947,864	14,804,129	1

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operation

	Quarter ended
(in thousands, except share data)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Interest income:
Loans	$22,683	$21,522	$19,425	$17,446	$18,049
Investment securities	2,970	2,839	3,895	2,998	2,659
Other	157	61	28	24	30
	25,810	24,422	23,348	20,468	20,738
Interest expense:
Deposits	2,360	2,338	2,222	2,367	3,489
Federal Home Loan Bank advances	413	419	434	387	292
Securities sold under agreements to repurchase	—	—	—	11	—
Long-term debt	315	272	274	283	1,717
Other	10	11	6	5	5
	3,098	3,040	2,936	3,053	5,503
Net interest income	22,712	21,382	20,412	17,415	15,235
Provision (reversal of provision) for credit losses	(1,500)	—	(1,500)	400	2,000
Net interest income after provision for credit losses	24,212	21,382	21,912	17,015	13,235
Noninterest income:
Net gain on mortgage loan origination and sale activities	25,510	24,842	33,491	52,424	53,955
Mortgage servicing income	7,945	7,807	4,011	2,183	3,072
(Loss) income from WMS Series LLC	(193)	(359)	(550)	993	620
Loss on debt extinguishment	(586)	—	—	—	—
Depositor and other retail banking fees	815	899	791	761	721
Insurance agency commissions	404	252	242	190	180
Gain (loss) on sale of investment securities available for sale	713	1,766	(184)	238	(48)
Other	99	865	373	767	443
	34,707	36,072	38,174	57,556	58,943
Noninterest expense:
Salaries and related costs	35,471	36,110	39,689	38,579	35,062
General and administrative	10,122	9,932	9,234	10,270	10,930
Legal	399	498	844	599	611
Consulting	951	3,294	884	763	696
Federal Deposit Insurance Corporation assessments	620	496	227	143	567
Occupancy	4,432	4,098	3,484	3,381	2,802
Information services	4,515	4,369	3,552	3,574	2,996
Net cost of operation and sale of other real estate owned	(419)	71	202	(597)	2,135
	56,091	58,868	58,116	56,712	55,799
Income (loss) before income tax expense	2,828	(1,414)	1,970	17,859	16,379
Income tax expense (benefit)	527	(553)	308	5,791	5,439
NET INCOME (LOSS)	$2,301	$(861)	$1,662	$12,068	$10,940

Basic income (loss) per share	$0.16	$(0.06)	$0.12	$0.84	$0.76
Diluted income (loss) per share	$0.15	$(0.06)	$0.11	$0.82	$0.74
Basic weighted average number of shares outstanding	14,784,424	14,523,405	14,388,559	14,376,580	14,359,691
Diluted weighted average number of shares outstanding	14,947,864	14,523,405	14,790,671	14,785,481	14,804,129

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Mar. 31, 2014	Dec. 31, 2013	% Change

Assets:
Cash and cash equivalents (including interest-bearing instruments of $19,428 and $9,436)	$47,714	$33,908	41%
Investment securities (includes $428,536 and $481,683 carried at fair value)	446,639	498,816	(10)
Loans held for sale (includes $582,934 and $279,385 carried at fair value)	588,465	279,941	110
Loans held for investment (net of allowance for loan losses of $22,127 and $23,908)	1,662,623	1,871,813	(11)
Mortgage servicing rights (includes $149,646 and $153,128 carried at fair value)	158,741	162,463	(2)
Other real estate owned	12,089	12,911	(6)
Federal Home Loan Bank stock, at cost	34,958	35,288	(1)
Premises and equipment, net	40,894	36,612	12
Goodwill	12,063	12,063	—
Other assets	120,626	122,239	(1)
Total assets	$3,124,812	$3,066,054	2
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$2,371,358	$2,210,821	7
Federal Home Loan Bank advances	346,590	446,590	(22)
Accounts payable and other liabilities	71,498	77,906	(8)
Long-term debt	61,856	64,811	(5)
Total liabilities	2,851,302	2,800,128	2
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000
Issued and outstanding, 14,846,519 shares and 14,799,991 shares	511	511	—
Additional paid-in capital	95,271	94,474	1
Retained earnings	183,610	182,935	—
Accumulated other comprehensive loss	(5,882)	(11,994)	(51)
Total shareholders’ equity	273,510	265,926	3
Total liabilities and shareholders’ equity	$3,124,812	$3,066,054	2

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Assets:
Cash and cash equivalents	$47,714	$33,908	$37,906	$21,645	$18,709
Investment securities	446,639	498,816	574,894	539,480	416,561
Loans held for sale	588,465	279,941	385,110	471,191	430,857
Loans held for investment, net	1,662,623	1,871,813	1,510,169	1,416,439	1,358,982
Mortgage servicing rights	158,741	162,463	146,300	137,385	111,828
Other real estate owned	12,089	12,911	12,266	11,949	21,664
Federal Home Loan Bank stock, at cost	34,958	35,288	35,370	35,708	36,037
Premises and equipment, net	40,894	36,612	24,684	18,362	16,893
Goodwill	12,063	12,063	424	424	424
Other assets	120,626	122,239	127,200	123,541	96,296
Total assets	$3,124,812	$3,066,054	$2,854,323	$2,776,124	$2,508,251
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$2,371,358	$2,210,821	$2,098,076	$1,963,123	$1,934,704
Federal Home Loan Bank advances	346,590	446,590	338,690	409,490	183,590
Accounts payable and other liabilities	71,498	77,906	87,492	73,333	57,695
Long-term debt	61,856	64,811	61,857	61,857	61,857
Total liabilities	2,851,302	2,800,128	2,586,115	2,507,803	2,237,846
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000	511	511	511	511	511
Additional paid-in capital	95,271	94,474	91,415	91,054	90,687
Retained earnings	183,610	182,935	185,379	185,300	173,229
Accumulated other comprehensive (loss) income	(5,882)	(11,994)	(9,097)	(8,544)	5,978
Total shareholders’ equity	273,510	265,926	268,208	268,321	270,405
Total liabilities and shareholders’ equity	$3,124,812	$3,066,054	$2,854,323	$2,776,124	$2,508,251

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended March 31,
	2014			2013
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest		Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$33,264	$17	0.21%	$22,700	$16		0.29%
Investment securities	477,384	3,600	3.02%	422,761	3,161		2.99%
Loans held for sale	313,100	2,821	3.60%	453,002	3,745		3.31%
Loans held for investment	1,830,330	19,895	4.37%	1,346,100	14,337		4.28%
Total interest-earning assets	2,654,078	26,333	3.99%	2,244,563	21,259		3.80%
Noninterest-earning assets (2)	368,388			250,695
Total assets	$3,022,466			$2,495,258
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$245,743	165	0.27%	$181,421	158		0.35%
Savings accounts	159,544	201	0.51%	105,490	104		0.40%
Money market accounts	925,631	1,020	0.45%	695,688	857		0.50%
Certificate accounts	549,440	974	0.72%	561,046	2,370		1.71%
Total interest-bearing deposits	1,880,358	2,360	0.51%	1,543,645	3,489		0.92%
FHLB advances	323,832	423	0.51%	147,097	292		0.80%
Long-term debt	63,714	315	1.98%	61,857	1,717	(3)	11.10%	(3)
Other borrowings	—	—	—%	—	4		—%
Total interest-bearing liabilities	2,267,904	3,098	0.55%	1,752,599	5,502		1.27%
Noninterest-bearing liabilities	481,966			468,304
Total liabilities	2,749,870			2,220,903
Shareholders’ equity	272,596			274,355
Total liabilities and shareholders’ equity	$3,022,466			$2,495,258
Net interest income (4)		$23,235			$15,757
Net interest spread			3.44%				2.53%
Impact of noninterest-bearing sources			0.07%				0.28%
Net interest margin			3.51%				2.81%	(3)

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Interest expense for the first quarter of 2013 includes $1.4 million related to the correction of the cumulative effect of an immaterial error in prior years, resulting from the under accrual of interest due on the TruPS for which the Company had deferred the payment of interest. Excluding the impact of the prior period interest expense correction, the net interest margin was 3.06%.

(4)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $523 thousand and $522 thousand for the quarters ended March 31, 2014 and March 31, 2013, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter ended
(in thousands)	Mar. 31, 2014		Dec. 31, 2013		Sept. 30, 2013		Jun. 30, 2013		Mar. 31, 2013

Net interest income	$20,233		$18,160		$16,095		$13,790		$11,127
Provision (reversal of provision) for loan losses	(1,500)		—		(1,500)		400		2,000
Noninterest income	1,253		2,885		1,229		1,537		2,390
Noninterest expense	18,663		20,822		13,813		13,446		15,686
Income (loss) before income taxes	4,323		223		5,011		1,481		(4,169)
Income tax expense (benefit)	990		(21)		1,220		65		(1,355)
Net income (loss)	$3,333		$244		$3,791		$1,416		$(2,814)

Net income (loss), excluding acquisition-related expenses	$3,868	*	$2,896	*	$4,092	*	$1,420	*	$(2,814)
Efficiency ratio (2)	86.86%		98.94%		79.73%		87.73%		116.05%
Full-time equivalent employees (ending)	588		577		504		476		439

Net gain on mortgage loan origination and sale activity:
Multifamily	396		559		2,113		709		1,925
Other	794		964		—		—		—
	$1,190		$1,523		$2,113		$709		$1,925

Production volumes:
Multifamily mortgage originations	$11,343		$16,325		$10,734		$14,790		$49,119
Multifamily mortgage loans sold	6,263		15,775		21,998		15,386		50,587

(1)
Pre-tax pre-provision profit is total net revenue (net interest income and noninterest income) less noninterest expense. The Company believes that this financial measure is useful in assessing the ability of a lending institution to generate income in excess of its provision for loan losses.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

Commercial Mortgage Servicing Income

	Quarter ended
(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Servicing income, net:
Servicing fees and other	$890	$834	$789	$739	$812
Amortization of multifamily MSRs	(424)	(457)	(433)	(423)	(490)
Commercial mortgage servicing income	$466	$377	$356	$316	$322

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Commercial
Multifamily	$721,464	$720,429	$722,767	$720,368	$737,007
Other	99,340	95,673	50,629	51,058	52,825
Total commercial loans serviced for others	$820,804	$816,102	$773,396	$771,426	$789,832

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Beginning balance	$9,335	$9,403	$9,239	$9,150	$8,097
Originations	183	375	597	512	1,543
Amortization	(423)	(443)	(433)	(423)	(490)
Ending balance	$9,095	$9,335	$9,403	$9,239	$9,150
Ratio of MSR carrying value to related loans serviced for others	1.18%	1.21%	1.22%	1.20%	1.16%
MSR servicing fee multiple (1)	2.81	2.91	2.94	2.93	2.89
Weighted-average note rate (loans serviced for others)	5.20%	5.12%	5.22%	5.25%	5.25%
Weighted-average servicing fee (loans serviced for others)	0.42%	0.42%	0.41%	0.41%	0.40%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Available for sale:
Mortgage-backed securities:
Residential	$120,103	$133,910	$144,263	$120,939	$69,448
Commercial	13,596	13,433	13,720	13,892	14,407
Municipal bonds	124,860	130,850	147,441	147,675	131,047
Collateralized mortgage obligations:
Residential	60,537	90,327	153,466	137,543	150,113
Commercial	11,639	16,845	16,991	17,533	19,795
Corporate debt securities	70,805	68,866	69,963	70,973	—
U.S. Treasury	26,996	27,452	27,747	29,609	30,428
Total available for sale	$428,536	$481,683	$573,591	$538,164	$415,238
Held to maturity	18,103	17,133	1,303	1,316	1,323
	$446,639	$498,816	$574,894	$539,480	$416,561
Weighted average duration in years
Available for sale	5.4	5.4	5.3	5.5	5.0

Five Quarter Loans Held for Investment

(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Consumer loans
Single family	$668,277	$904,913	$818,992	$772,450	$730,553
Home equity	134,882	135,650	129,785	132,218	132,537
	803,159	1,040,563	948,777	904,668	863,090
Commercial loans
Commercial real estate	480,200	477,642	400,150	382,345	387,819
Multifamily	71,278	79,216	42,187	26,120	21,859
Construction/land development	162,717	130,465	79,435	61,125	43,600
Commercial business	171,080	171,054	67,547	73,202	73,851
	885,275	858,377	589,319	542,792	527,129
	1,688,434	1,898,940	1,538,096	1,447,460	1,390,219
Net deferred loan fees and discounts	(3,684)	(3,219)	(3,233)	(3,366)	(2,832)
	1,684,750	1,895,721	1,534,863	1,444,094	1,387,387
Allowance for loan losses	(22,127)	(23,908)	(24,694)	(27,655)	(28,405)
	$1,662,623	$1,871,813	$1,510,169	$1,416,439	$1,358,982

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter ended
(in thousands)	Mar. 31, 2014		Dec. 31, 2013		Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Beginning balance	$24,089		$24,894		$27,858	$28,594	$27,751
Provision (reversal of provision) for credit losses	(1,500)		—		(1,500)	400	2,000
(Charge-offs), net of recoveries	(272)		(805)		(1,464)	(1,136)	(1,157)
Ending balance	$22,317		$24,089		$24,894	$27,858	$28,594
Components:
Allowance for loan losses	$22,127		$23,908		$24,694	$27,655	$28,405
Allowance for unfunded commitments	190		181		200	203	189
Allowance for credit losses	$22,317		$24,089		$24,894	$27,858	$28,594

Allowance as a % of loans held for investment	1.31%	(1)	1.26%	(1)	1.61%	1.92%	2.05%
Allowance as a % of nonaccrual loans	96.95%		93.00%		92.30%	93.11%	88.40%

(1)	Includes acquired loans. Excluding acquired loans, allowance for loan losses/total loans was 1.46% and 1.40% at March 31, 2014 and December 31, 2013, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter ended
(in thousands)	Mar. 31, 2014		Dec. 31, 2013		Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Beginning balance	$38,618		$39,019		$41,650	$53,797	$53,833
Additions	1,811		9,959	(1)	5,517	4,340	6,511
Reductions:
Charge-offs	(272)		(805)		(1,464)	(1,136)	(1,157)
OREO sales	(2,482)		(1,442)		(2,573)	(6,746)	(2,117)
OREO writedowns and other adjustments	(4)		(108)		(208)	300	(638)
Principal paydown, payoff advances and other adjustments	(1,520)		(4,131)		(3,079)	(7,423)	(2,529)
Transferred back to accrual status	(1,239)		(3,874)		(824)	(1,482)	(106)
Total reductions	(5,517)		(10,360)		(8,148)	(16,487)	(6,547)
Net reductions	(3,706)		(401)		(2,631)	(12,147)	(36)
Ending balance	$34,912	(2)	$38,618	(2)	$39,019	$41,650	$53,797

(1)	Additions to NPAs included $7.9 million of acquired nonperforming assets during the quarter ended December 31, 2013.

(2)	Includes $6.6 million and $6.5 million of nonperforming loans at March 31, 2014 and December 31, 2013, respectively, that are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets by Loan Class

(in thousands)	Mar. 31, 2014		Dec. 31, 2013		Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Loans accounted for on a nonaccrual basis:
Consumer
Single family	$6,942		$8,861		$12,648	$14,494	$15,282
Home equity	1,078		1,846		2,295	3,367	2,917
	8,020		10,707		14,943	17,861	18,199
Commercial
Commercial real estate	12,192		12,257		6,861	6,051	6,122
Construction/land development	—		—		3,544	4,051	5,974
Commercial business	2,611		2,743		1,405	1,738	1,838
	14,803		15,000		11,810	11,840	13,934
Total loans on nonaccrual	$22,823		$25,707		$26,753	$29,701	$32,133
Nonaccrual loans as a % of total loans	1.35%		1.36%		1.74%	2.06%	2.32%

Other real estate owned:
Consumer
Single family	$4,211		$5,246		$5,494	$4,468	$4,069
Commercial
Commercial real estate	2,040		1,688		—	1,184	8,440
Construction/land development	5,838		5,977		5,815	6,297	9,155
Commercial business	—		—		957	—	—
	7,878		7,665		6,772	7,481	17,595
Total other real estate owned	$12,089		$12,911		$12,266	$11,949	$21,664

Nonperforming assets:
Consumer
Single family	$11,153		$14,107		$18,142	$18,962	$19,351
Home equity	1,078		1,846		2,295	3,367	2,917
	12,231		15,953		20,437	22,329	22,268
Commercial
Commercial real estate	14,232		13,945		6,861	7,235	14,562
Construction/land development	5,838		5,977		9,359	10,348	15,129
Commercial business	2,611		2,743		2,362	1,738	1,838
	22,681		22,665		18,582	19,321	31,529
Total nonperforming assets	$34,912	(1)	$38,618	(1)	$39,019	$41,650	$53,797
Nonperforming assets as a % of total assets	1.12%		1.26%		1.37%	1.50%	2.14%

(1)	Includes $6.6 million and $6.5 million of nonperforming loans at March 31, 2014 and December 31, 2013, respectively, that are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)
Delinquencies by Loan Class

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due		Total past due		Current	Total loans

March 31, 2014
Total loans held for investment	$7,872	$4,431	$60,685		$72,988		$1,615,446	$1,688,434
Less: FHA/VA loans(1)	5,267	3,379	37,852		46,498		$43,980	90,478
Total loans, excluding FHA/VA loans	$2,605	$1,052	$22,833		$26,490		$1,571,466	$1,597,956

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family residential	$2,280	$738	$6,942		$9,960		567,839	$577,799
Home equity	117	314	1,078		1,509		133,373	134,882
	2,397	1,052	8,020		11,469		701,212	712,681
Commercial loans
Commercial real estate	208	—	12,192		12,400		467,800	480,200
Multifamily residential	—	—	—		—		71,278	71,278
Construction/land development	—	—	—		—		162,717	162,717
Commercial business	—	—	2,621		2,621		168,459	171,080
	208	—	14,813		15,021		870,254	885,275
	$2,605	$1,052	$22,833	(2)	$26,490	(2)	$1,571,466	$1,597,956
As a % of total loans, excluding FHA/VA loans	0.16%	0.07%	1.43%		1.66%		98.34%	100.00%

December 31, 2013
Total loans held for investment	$6,841	$4,976	$72,518		$84,335		$1,814,605	$1,898,940
Less: FHA/VA loans(1)	4,286	3,730	46,811		54,827		37,177	92,004
Total loans, excluding FHA/VA loans	$2,555	$1,246	$25,707		$29,508		$1,777,428	$1,806,936

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family	$2,180	$1,171	$8,861		$12,212		$800,697	$812,909
Home equity	375	75	1,846		2,296		133,354	135,650
	2,555	1,246	10,707		14,508		934,051	948,559
Commercial loans
Commercial real estate	—	—	12,257		12,257		465,385	477,642
Multifamily	—	—	—		—		79,216	79,216
Construction/land development	—	—	—		—		130,465	130,465
Commercial business	—	—	2,743		2,743		168,311	171,054
	—	—	15,000		15,000		843,377	858,377
	$2,555	$1,246	$25,707	(2)	$29,508	(2)	$1,777,428	$1,806,936
As a % of total loans, excluding FHA/VA loans	0.14%	0.07%	1.42%		1.63%		98.37%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Includes $6.6 million and $6.5 million of nonperforming loans at March 31, 2014 and December 31, 2013, respectively, that are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Accrual
Consumer loans
Single family(1)	$70,958	$70,304	$71,686	$71,438	$69,792
Home equity	2,538	2,558	2,426	2,326	2,338
	73,496	72,862	74,112	73,764	72,130
Commercial loans
Commercial real estate	19,451	19,620	20,385	21,617	21,046
Multifamily	3,145	3,163	3,190	3,198	3,211
Construction/land development	5,907	6,148	3,122	3,718	4,487
Commercial business	104	112	120	129	137
	28,607	29,043	26,817	28,662	28,881
	$102,103	$101,905	$100,929	$102,426	$101,011
Nonaccrual
Consumer loans
Single family	$2,569	$4,017	$4,819	$4,536	$4,593
Home equity	—	86	132	121	134
	2,569	4,103	4,951	4,657	4,727
Commercial loans
Commercial real estate	2,784	628	—	—	770
Construction/land development	—	—	3,544	4,051	4,625
Commercial business	117	—	—	—	—
	2,901	628	3,544	4,051	5,395
	$5,470	$4,731	$8,495	$8,708	$10,122
Total
Consumer loans
Single family(1)	$73,527	$74,321	$76,505	$75,974	$74,385
Home equity	2,538	2,644	2,558	2,447	2,472
	76,065	76,965	79,063	78,421	76,857
Commercial loans
Commercial real estate	22,235	20,248	20,385	21,617	21,816
Multifamily	3,145	3,163	3,190	3,198	3,211
Construction/land development	5,907	6,148	6,666	7,769	9,112
Commercial business	221	112	120	129	137
	31,508	29,671	30,361	32,713	34,276
	$107,573	$106,636	$109,424	$111,134	$111,133

(1)
Includes loan balances insured by the FHA or guaranteed by the VA of $19.1 million, $17.8 million, $17.6 million, $15.9 million and $15.2 million at March 31, 2014, December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter ended
(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Recorded investment of re-defaults(1)
Consumer loans
Single family	$303	$267	$1,017	$133	$1,423
Home equity	190	—	—	—	22
	493	267	1,017	133	1,445
Commercial loans
Commercial real estate	—	—	—	—	770
	$493	$267	$1,017	$133	$2,215

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$219,677	$199,943	$134,725	$121,281	$83,202
Interest-bearing transaction and savings deposits:
NOW accounts	285,104	262,138	272,029	279,670	236,744
Statement savings accounts due on demand	163,819	156,181	135,428	115,817	108,627
Money market accounts due on demand	956,189	919,322	879,122	813,608	734,647
Total interest-bearing transaction and savings deposits	1,405,112	1,337,641	1,286,579	1,209,095	1,080,018
Total transaction and savings deposits	1,624,789	1,537,584	1,421,304	1,330,376	1,163,220
Certificates of deposit	534,708	514,400	460,223	403,636	523,208
Noninterest-bearing accounts - other	211,861	158,837	216,549	229,111	248,276
Total deposits	$2,371,358	$2,210,821	$2,098,076	$1,963,123	$1,934,704

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	9.3%	9.0%	6.4%	6.2%	4.3%
Interest-bearing transaction and savings deposits:
NOW accounts	12.0	11.9	13.0	14.2	12.2
Statement savings accounts due on demand	6.9	7.1	6.5	5.9	5.6
Money market accounts due on demand	40.3	41.6	41.9	41.4	38.0
Total interest-bearing transaction and savings deposits	59.2	60.6	61.4	61.5	55.8
Total transaction and savings deposits	68.5	69.6	67.8	67.7	60.1
Certificates of deposit	22.5	23.3	21.9	20.6	27.0
Noninterest-bearing accounts - other	9.0	7.1	10.3	11.7	12.9
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter ended
(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Net interest income	$2,479	$3,222	$4,317	$3,625	$4,108
Noninterest income	33,454	33,187	36,945	56,019	56,553
Noninterest expense	37,428	38,046	44,303	43,266	40,113
Income (loss) before income taxes	(1,495)	(1,637)	(3,041)	16,378	20,548
Income tax expense (benefit)	(463)	(532)	(912)	5,726	6,794
Net income (loss)	$(1,032)	$(1,105)	$(2,129)	$10,652	$13,754

Efficiency ratio (1)	104.16%	104.50%	107.37%	72.54%	66.13%
Full-time equivalent employees (ending)	903	925	922	833	779

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$675,754	$773,146	$1,187,061	$1,307,286	$1,192,156
Single family mortgage interest rate lock commitments(2)	803,308	662,015	786,147	1,423,290	1,035,822
Single family mortgage loans sold(2)	619,913	816,555	1,326,888	1,229,686	1,360,344

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet, Inc.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Net Gain on Sale to the Secondary Market

	Quarter ended
(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Net gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$19,559	$17,632	$23,076	$43,448	$44,235
Loan origination and funding fees	4,761	5,687	8,302	8,267	7,795
Total mortgage banking net gain on mortgage loan origination and sale activities(1)	$24,320	$23,319	$31,378	$51,715	$52,030

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	243	266	294	305	385	(5)
Loan origination and funding fees / retail mortgage originations(4)	80	84	81	75	76
Composite Margin	323	350	375	380	461	(5)

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)
Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments. In previous quarters, the value of originated mortgage servicing rights was presented as a separate component of the composite margin and stated as a percentage of mortgage loans sold. Prior periods have been revised to conform to the current presentation.

(4)	Loan origination and funding fees is stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

(5)
Excludes the impact of a $4.3 million upward adjustment related to a change in accounting estimate that resulted from a change in the application of the valuation methodology used to value the Company's interest rate lock commitments. Including the impact of this cumulative effect adjustment, the secondary market gain margin and Composite Margin were 427 and 503 basis points, respectively, in the first quarter of 2013.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter ended
(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Servicing income, net:
Servicing fees and other	$8,959	$8,843	$8,145	$7,216	$6,795
Changes in fair value of single family MSRs due to modeled amortization (1)	(5,968)	(6,016)	(5,665)	(6,964)	(5,675)
	2,991	2,827	2,480	252	1,120
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	(5,409)	12,643	(2,456)	15,120	4,148
Net gain (loss) from derivatives economically hedging MSR	9,897	(8,040)	3,631	(13,505)	(2,518)
	4,488	4,603	1,175	1,615	1,630
Mortgage Banking servicing income	$7,479	$7,430	$3,655	$1,867	$2,750

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Single family
U.S. government and agency	$11,817,857	$11,467,853	$10,950,086	$10,063,558	$9,352,404
Other	380,622	327,768	336,158	341,055	348,992
Total single family loans serviced for others	$12,198,479	$11,795,621	$11,286,244	$10,404,613	$9,701,396

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Beginning balance	$153,128	$136,897	$128,146	$102,678	$87,396
Additions and amortization:
Originations	7,893	9,602	16,862	17,306	16,806
Purchases	2	2	10	6	3
Changes due to modeled amortization (1)	(5,968)	(6,016)	(5,665)	(6,964)	(5,675)
Net additions and amortization	1,927	3,588	11,207	10,348	11,134
Changes in fair value due to changes in model inputs and/or assumptions (2)	(5,409)	12,643	(2,456)	15,120	4,148
Ending balance	$149,646	$153,128	$136,897	$128,146	$102,678
Ratio of MSR carrying value to related loans serviced for others	1.23%	1.30%	1.21%	1.23%	1.03%
MSR servicing fee multiple (3)	4.17	4.39	4.08	4.05	3.36
Weighted-average note rate (loans serviced for others)	4.09%	4.08%	4.13%	4.14%	4.24%
Weighted-average servicing fee (loans serviced for others)	0.29%	0.30%	0.30%	0.30%	0.31%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible common shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity.  Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Shareholders' equity	$273,510	$265,926	$268,208	$268,321	$270,405
Less: Goodwill and other intangibles	(14,098)	(14,287)	(424)	(424)	(424)
Tangible shareholders' equity	$259,412	$251,639	$267,784	$267,897	$269,981

Book value per share	$18.42	$17.97	$18.60	$18.62	$18.78
Impact of goodwill and other intangibles	(0.95)	(0.97)	(0.03)	(0.02)	(0.03)
Tangible book value per share	$17.47	$17.00	$18.57	$18.60	$18.75

Average shareholders' equity	$272,596	$268,328	$271,286	$280,783	$274,355
Less: Average goodwill and other intangibles	(14,215)	(9,927)	(424)	(424)	(424)
Average tangible shareholders' equity	$258,381	$258,401	$270,862	$280,359	$273,931

Return on average shareholders’ equity	3.38%	(1.28)%	2.45%	17.19%	15.95%
Impact of goodwill and other intangibles	0.18%	(0.05)%	—%	0.03%	0.02%
Return on average tangible shareholders' equity	3.56%	(1.33)%	2.45%	17.22%	15.97%

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding acquisition-related expenses, diluted earnings per share, excluding acquisition-related expenses, and Commercial and Consumer Banking segment net income, excluding acquisition-related expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended
(in thousands)	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013

Net income (loss)	$2,301	$(861)	$1,662	$12,068	$10,940
Add back: Acquisition-related expenses, net of tax	535	2,652	301	4	—
Net income, excluding acquisition-related expenses	$2,836	$1,791	$1,963	$12,072	$10,940

Noninterest expense	$56,091	$58,868	$58,116	$56,712	$55,799
Deduct: acquisition-related expenses	(823)	(4,080)	(463)	(6)	—
Noninterest expense, excluding acquisition-related expenses	$55,268	$54,788	$57,653	$56,706	$55,799

Diluted earnings (loss) per common share	$0.15	$(0.06)	$0.11	$0.82	$0.74
Impact of acquisition-related expenses	0.04	0.18	0.02	—	—
Diluted earnings per common share, excluding acquisition-related expenses	$0.19	$0.12	$0.13	$0.82	$0.74

Commercial and Consumer Banking Segment:
Net income (loss)	$3,333	$244	$3,791	$1,416	$(2,814)
Impact of acquisition-related expenses, net of tax	535	2,652	301	4	—
Net income (loss), excluding acquisition-related expenses	$3,868	$2,896	$4,092	$1,420	$(2,814)